Exhibit 28

____________________________________________________________________

NEWS RELEASE                                                 DMC
____________________________________________________________________

                                                           Contacts:
                  James Mitchell - Chairman and CEO - (858) 450-0055
                       James Graves - Vice Chairman - (617) 747-0121 Stephen Martino - Chief Financial Officer - (617)747-0154

 Detwiler, Mitchell & Co. Reports First Quarter 2002 Results

     BOSTON, MA (May 14, 2002) - Detwiler, Mitchell & Co. (NASDAQ: DMCO; PCX: DEM) today reported a net loss of $558,000 or $0.21 per share - basic and diluted, on 2,652,000 basic and 2,684,000 diluted weighted average shares outstanding, for the three-month period ended March 31, 2002. Net income was $139,000 or $0.05 per share - basic and diluted, on 2,609,000 basic and 2,647,000 diluted weighted average shares outstanding, for the three-month period ended March 31, 2001.

     Revenues for the three-month period ended March 31, 2002 were $2,387,000, a decrease of $4,093,000 or 63%, compared to $6,480,000 for the same period of 2001.

     "Unfortunately, market conditions were, again, extremely adverse significantly hindering achievement of revenue and profitability targets," said James Mitchell, Chairman and CEO. "Although our operating results for the first quarter of 2002 were disappointing, management has accomplished a number of its strategic initiatives to better position our Company."

     He continued, "Of particular importance is the further development of our unique channel research information provided to many hedge funds and money managers. Never more evident than today is the need for research information provided by firms, which are not dependent on investment banking fees. Our Firm's principal focus is to provide unbiased research information 'From the Channel'."

     "Our most significant strategic accomplishment since January 2002 is the addition of approximately ninety new institutional clients from less than ten. I believe this number represents the largest single period increase in new customers in the Company's history," said Jim Graves, Vice Chairman. "Our professionals have met with many portfolio managers and hedge fund analysts throughout the United States, United Kingdom and Europe, introducing our 'Channel' research information. The quality, timeliness and insightfulness of our research products and services are well recognized throughout the financial press and among investment professionals."

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                           [DMC LOGO]

                    DETWILER, MITCHELL & CO.
                 225 Franklin Street, 20th Floor
                        Boston, MA 02110
                         (617) 451-0100


Detwiler, Mitchell & Co. Reports 1st Quarter 2002 Results (continued)
May 14, 2002

     "Additionally, we converted our platform from a self-clearing broker-dealer to an introducing broker-dealer, with National Financial Services, a wholly owned subsidiary of Fidelity Investments, clearing transactions on a fully disclosed basis since April 26, 2002." Mr. Graves continued, "We now provide expanded products, services, and technology to our brokers and financial advisors. This month, we have introduced a new compensation plan to hire top retail brokers and financial advisors as we reposition our retail sales department and allow our brokers a greater participation in the success of their efforts."

     Mr. Mitchell concluded, "While management is taking aggressive steps to return the Company to profitability, we must caution that there can be no assurances that revenues can be increased or even sustained or that costs can be reduced during these uncertain financial market conditions."

                           * * * * *

     Detwiler, Mitchell & Co. ("DMC") is the holding company for its four principal operating subsidiaries: Fechtor, Detwiler &
Co., Inc., a channel research, institutional sales and retail brokerage company headquartered in Boston, MA; K. & S., Inc., a specialist firm with operations on the Boston Stock Exchange;
James Mitchell & Co., a financial services company headquartered in San Diego, CA and Detwiler, Mitchell & Co. (UK) Limited, an institutional sales firm headquartered in London, England.

     Cautionary Statement Regarding Forward-Looking Statements:
Certain statements in this news release may contain forward-looking statements within the meaning of the Federal securities laws. Such statements should be considered in light of the risks and uncertainties associated with Detwiler, Mitchell & Co. and its operating subsidiaries, including those economic and market risks contained in the Company's Annual Report on Form 10-K, and other risks prevailing from time to time; all of which are subject to material changes and may cause actual results to vary materially from what had been anticipated.


                       (Tables to Follow)

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                    DETWILER, MITCHELL & CO.
                 225 Franklin Street, 20th Floor
                        Boston, MA 02110
                         (617) 451-0100


                    DETWILER, MITCHELL & CO.

         CONSOLIDATED STATEMENT OF FINANCIAL CONDITION


                                            MARCH 31,    DECEMBER 31,
                                              2002           2001
                                           ------------  ------------
                                           (UNAUDITED)

ASSETS

Cash and cash equivalents                  $   894,361   $ 1,135,218
Deposits with clearing organizations           657,604       268,604
Receivables from brokers, dealers and
  clearing organizations                       189,708        15,093
Due from customers                           2,036,770     5,038,833
Securities borrowed                             57,800       445,400
Marketable investments, at fair value                -        31,995
Non-marketable investments, at fair value      303,500       250,000
Fixed assets, net                              516,829       565,933
Intangible assets                            1,567,885     1,567,885
Other                                        1,717,497     1,395,881
                                           ------------  ------------
    Total Assets                           $ 7,941,954   $10,714,842
                                           ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Notes payable                            $ 1,850,000   $ 2,100,000
  Payable to brokers, dealers and
   clearing organizations                        4,696     1,410,829
  Due to customers                             273,752       929,737
  Salaries and commissions payable             377,915       314,258
  Accounts payable and accrued
   liabilities                                 779,752       746,185
                                           ------------  ------------
    Total Liabilities                        3,286,115     5,501,009
                                           ------------  ------------
Contingencies

Stockholders' Equity:
  Preferred stock, no par value;
   5,000,000 shares authorized,
   none issued                                       -             -
  Common stock, $0.01 par value;
   20,000,000 shares authorized;
   2,652,357 shares outstanding                 26,523        26,523
  Paid-in-capital                            4,728,987     4,728,987
  Retained earnings (deficit)                  (99,671)      458,323
                                           ------------  ------------

    Total Stockholders' Equity               4,655,839     5,213,833
                                           ------------  ------------

    Total Liabilities and Stockholders'
     Equity                                 $7,941,954   $10,714,842
                                           ============  ============


                   DETWILER, MITCHELL & CO.

             CONSOLIDATED STATEMENT OF OPERATIONS


                                       FOR THE THREE MONTHS ENDED MARCH 31,
                                       ------------------------------------
                                             2002               2001
                                       ---------------      ---------------
                                                   (UNAUDITED)

REVENUES:
Commissions                            $    1,612,013       $    3,899,189
Principal transactions                        497,787            2,295,886
Investment banking                            162,102               71,384
Interest                                       46,934              112,218
Other                                          68,236              101,756
                                       ---------------      ---------------
    Total revenues                          2,387,072            6,480,433
                                       ---------------      ---------------
EXPENSES:
Compensation and benefits                   1,597,241            3,835,910
Execution costs                               536,690            1,418,746
General and administrative                    536,672              658,309
Occupancy, communications and systems         431,101              320,449
Interest                                       31,055               19,317
                                       ---------------      ---------------
    Total expenses                          3,132,759            6,252,731
                                       ---------------      ---------------
    Income (loss) before income
     taxes                                   (745,687)             227,702
Income tax (expense) benefit                  187,693              (88,215)
                                       ---------------      ---------------
    Net income (loss)                  $     (557,994)     $       139,487
                                       ===============     ================

Net income (loss) per share:
    Basic                              $        (0.21)     $          0.05
                                       ===============     ================
    Diluted                            $        (0.21)     $          0.05
                                       ===============     ================
Weighted average shares outstanding:
    Basic                                   2,652,357            2,609,146
                                       ===============     ================
    Diluted                                 2,684,356            2,646,910
                                       ===============     ================


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